                                  FORM 18-K/A
           For Foreign Governments and Political Subdivisions Thereof

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDMENT NO. 13 TO
                                 ANNUAL REPORT
                                       of
                               PROVINCE OF ONTARIO
                                    (Canada)
                              (Name of Registrant)

                Date of end of last fiscal year: March 31, 2001

                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

Title of Issue           Amounts as to which                 Names of exchanges
                         registration is effective           on which registered

N/A                      N/A                                  N/A

         Name and address of persons authorized to receive notices and communications from the Securities and Exchange Commission:

                                  Jamal Khokhar
                                   Counsellor
                                Canadian Embassy
                          501 Pennsylvania Avenue N.W.
                             Washington, D.C. 20001

                                   Copies to:
                                 Brice T. Voran
                             Shearman & Sterling
                       Commerce Court West, 199 Bay Street
                        Toronto, Ontario, Canada M5L IE8

* The Registrant is filing this annual report on a voluntary basis.

                               PROVINCE OF ONTARIO

     The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2001 (the "Annual Report") as follows:

     The following additional exhibits are added to the Annual Report:

     Exhibit (p)    2002  Ontario  Economic   Outlook  and  Fiscal  Review:
                    1) insidepages,  2) Introduction,  3) A: Ontario's  Economic
                    Performance,   4)  B:  Ontario's  Economic  Outlook,  5)  C:
                    Ontario's Fiscal Plan, 6) Economic Data Tables.

                                    SIGNATURE

     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant  has duly caused this  amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Toronto, Ontario.

                                    PROVINCE OF ONTARIO
                                    (Name of registrant)

December 18, 2002                   By:   /s/ Gadi Mayman
                                        Name:   Gadi Mayman
                                        Title:  Executive Director
                                                Capital Markets Division
                                                Ontario Financing Authority

                                  Exhibit Index

Exhibit (p):   2002 Ontario Economic Outlook and Fiscal Review:
               1)  insidepages,  2)  Introduction,   3)  A:  Ontario's  Economic
               Performance,  4) B: Ontario's  Economic Outlook,  5) C: Ontario's
               Fiscal Plan, 6) Economic Data Tables.

                                                                     EXHIBIT (p)

                    2002 Ontario Economic Outlook and Fiscal Review:
                    1) insidepages,  2) Introduction,  3) A: Ontario's  Economic
                    Performance,   4)  B:  Ontario's  Economic  Outlook,  5)  C:
                    Ontario's Fiscal Plan, 6) Economic Data Tables.